UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2009
GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-19394	54-1248422

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 502-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Effective as of May 27, 2009, GTSI Corp. (the “Company” or “GTSI”) and its wholly owned subsidiaries Technology Logistics, Inc., GTSI Professional Services, Inc. and GTSI Financial Services, Inc., as guarantors (collectively, the “Guarantors”) have entered into (a) a credit agreement with Castle Pines Capital LLC (“CPC”) as Administrative Agent and Lender, and Wells Fargo Foothill, LLC as Administrative Agent and Collateral Agent to provide a channel financing and revolving loan facility in an aggregate principal amount not to exceed $135 million and (b) a First Amendment to Credit Agreement with CPC and Wells Fargo Foothill, LLC (collectively with the above-referenced credit agreement, the “Credit Agreement”). The Credit Agreement replaces GTSI’s credit facility led by SunTrust Bank, which was terminated as of May 27, 2009.
The Credit Agreement provides a “vendor and distributor program” under which GTSI expects to receive financing for its purchases of inventory from several of its largest vendors. CPC is expected to syndicate up to $35 million under the Credit Agreement with additional Lenders on or before August 31, 2009.
GTSI’s borrowings under the Credit Agreement will be secured by substantially all of the assets of the Company and the Guarantors. Borrowing under the Credit Agreement at any time will be limited to the lesser of (a) $135 million or (b) a collateral-based borrowing base less outstanding obligations. The Credit Agreement allows GTSI to obtain standby letters of credit up to a sub aggregate of $25 million provided that the required collateral borrowing base is available.
The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The Credit Agreement limits the ability of GTSI and the Guarantors to, among other things (a) incur debt; (b) make guarantees or grant or suffer liens; (c) purchase GTSI’s common stock, (d)make certain restricted payments, purchases of other businesses or investments; (e) enter into transactions with affiliates; (f) dissolve, change names, merge or enter into certain other material agreement regarding changes to the corporate entities; (g) acquire real estate; and (h) enter into sales and leaseback transactions.
The Credit Agreement also contains negative covenants regarding the financial performance that the Company must satisfy, including in respect of (a) a minimum tangible net worth, (b) a ratio of total liabilities to tangible net worth, (c) a ratio of current assets to current liabilities and (d) a ratio of earnings before interest, income, taxes, depreciation and amortization to the sum of (i) interest expense and (ii) scheduled principal payments on debt and capital leases. Furthermore, the Credit Agreement contains information covenants requiring the Company to provide the Lenders certain information including (a) monthly and quarterly financial statements and information; (b) annual financial statements and information; and (c) other periodic reports.
While the Credit Agreement permits GTSI to purchase its common stock subject to certain terms and conditions, including that such purchases cannot exceed an aggregate purchase price of $5,000,000, GTSI’s board of directors has not, as of the date hereof, authorized any such purchases at the recent or current market prices of GTSI’s common stock.

The foregoing description of the Credit Agreement does not constitute a complete summary of its terms and conditions, and reference is made to the complete text of the Credit Agreement, which is attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
10.1 Credit Agreement dated as of May 27, 2009 among Castle Pines Capital LLC, as Administrative Agent and a Lender, Wells Fargo Foothill, LLC as Administrative Agent and Collateral Agent, and GTSI Corp.
10.2 First Amendment to Credit Agreement effective as of May 27, 2009 among GTSI Corp., Castle Pines Capital LLC and Wells Fargo Foothill, LLC

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.
By:	/s/ Peter Whitfield
Peter Whitfield
Chief Financial Officer
Date: June 1, 2009

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Credit Agreement dated as of May 27, 2009 among Castle Pines Capital LLC, as Administrative Agent and a Lender, Wells Fargo Foothill, LLC as Administrative Agent and Collateral Agent, and GTSI Corp.

10.2	First Amendment to Credit Agreement effective as of May 27, 2009 among GTSI Corp., Castle Pines Capital LLC and Wells Fargo Foothill, LLC